UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

GREEN INNOVATIONS LTD.
(Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No:

3)	Filing Party:

4)	Date Filed:

THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF GREEN INNOVATIONS LTD.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

Green Innovations Ltd.

3208 Chiquita Blvd. S., Suite 216

Cape Coral, FL 33914

INFORMATION STATEMENT

(Definitive)

October 20, 2014

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the Holders of Common Stock of Green Innovations Ltd.:

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of common stock, par value $0.0001 per share (the “Common Stock”), of Green Innovations Ltd., a Nevada corporation (the “Company ”), to notify the Stockholders that on September 25, 2014, the Company received a written consent in lieu of a meeting (the “Written Consent”) from certain holders of Common Stock, par value $0.0001 per share (“Common Stock”), Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), and Series B Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”) (the Series A Preferred Stock and Series B Preferred Stock collectively the “Preferred Stock”). Each share of Common Stock has one vote, each share of Series A Preferred Stock has the equivalent of 10 votes of Common Stock, and each share of Series B Preferred Stock has the equivalent of 1,000 votes of Common Stock. One holder of Common Stock, Series A Preferred Stock, and Series B Preferred Stock (the “Majority Stockholder”) submitted the Written Consent. The Majority Stockholder holds in the aggregate 5,100,000 shares of Common Stock, 4,750,000 shares of Series A Preferred Stock, and 250,000 shares of Series B Preferred Stock, resulting in the Majority Stockholder holding in the aggregate approximately 78.2% of the total voting power of all issued and outstanding voting capital of the Company. The Majority Stockholders authorized the Company to take the following action:

•

At the Board of Director’s discretion, perform a one-for-seven up to one-for-twenty-five (1:7 up to 1:25) reverse stock split of the Company’s issued and outstanding shares of Common Stock and Preferred Stock, without reducing the number of authorized shares of Common Stock and Preferred Stock, at a reverse stock split ratio the Board of Director’s deems appropriate in its discretion (the “Reverse Stock Split”).

On September 25, 2014, the Board of Directors of the Company (“Board”) approved the Reverse Stock Split and recommended to the majority stockholders that they approve the Reverse Stock Split. On September 25, 2014, the Majority Stockholder approved the Reverse Stock Split by written consent in lieu of a meeting in accordance with the Nevada Revised Statutes (“NRS”). Accordingly, your consent is not required and is not being solicited in connection with the approval of the Reverse Stock Split.

We will mail the Notice of Stockholder Action by Written Consent to the Stockholders on or about October 21, 2014.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The Board believes the Reverse Stock Split is necessary and advisable in order for the Company to maintain the Company’s financing and capital raising ability.

Accordingly, it is the Board’s opinion that the Reverse Stock Split will better position the Company to continue and/or expand operations.

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INTRODUCTION

Section 78.320 of the NRS provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders' meeting convened for the specific purpose of such action. The NRS, however, requires that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

In accordance with the foregoing, we will mail the Notice of Stockholder Action by Written Consent on or about October 18, 2014.

This Information Statement contains a brief summary of the material aspects of the Reverse Stock Split approved by the Board of Green Innovations Ltd. (the “Company ,” “we ,” “our ,”or “us ”) and the Majority Stockholders which hold a majority of the voting capital stock of the Company.

Preferred and Common Stock

By unanimous written consent of the Board (as permitted under the NRS), the number, designation, rights, preferences and privileges of the Series A Preferred Stock and Series B Preferred Stock were established by the Board (as is permitted under the NRS and by the Articles of Incorporation of the Company, as amended). Each share of Common Stock has one vote; each share of Series A Preferred Stock has the equivalent of 10 votes of Common Stock; and each share of Series B Preferred Stock has the equivalent of 1,000 votes of Common Stock.

As of September 25, 2014, there were issued and outstanding and issuable (i) 89,696,561 shares of Common Stock, (ii) 4,750,000 shares of Series A Preferred Stock, and (iii) 250,000 shares of Series B Preferred Stock. Based on the foregoing, the total aggregate amount of votes entitled to vote regarding the approval of the Reverse Stock Split is approximately 387,196,561. Pursuant to Section 78.320 of the NRS, at least a majority of the voting equity of the Company, or at least 193,985,477 votes, are required to approve the Reverse Stock Split by written consent. The Majority Stockholder, which holds in the aggregate 5,100,000 shares of Common Stock, 4,750,000 shares of Series A Preferred Stock (having 10 votes per share), and 250,000 shares of Series B Preferred Stock (having 1,000 votes per share), (and therefore having approximately 78.2% of the total voting power of all outstanding voting capital), has voted in favor of the Reverse Stock Split thereby satisfying the requirement under Section 78.320 of the NRS that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the name of the Majority Stockholder, the number of shares of Common Stock, Series A Preferred Stock, and Series B Preferred Stock held by the Majority Stockholder, the total number of votes that the Majority Stockholder voted in favor of the Reverse Stock Split, and the percentage of the issued and outstanding voting equity of the Company voted in favor thereof.

Name of Majority Stockholder	Number of Shares of Common Stock held	Number of Series A Preferred Stock held	Number of Series B Preferred Stock held	Number of Votes held by such Stockholder	Number of Votes that Voted in favor of the Actions	Percentage of the Voting Equity that Voted in favor of the Action
Bruce Harmon	5,100,000	4,750,000	250,000	302,600,000	302,600,000	78.2%
Total	5,100,000	4,750,000	250,000	302,600,000	302,600,000	78.2%

ACTIONS TO BE TAKEN

The Reverse Stock Split will become effective on the date that we file Certificates of Amendment to the Company’s Articles of Incorporation, as amended, (the “Amendment(s)”), with the State of Nevada. We intend to file the Amendments with the State of Nevada promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders.

REVERSE STOCK SPLIT

The Board has approved a reverse stock split of all the outstanding shares of the Company’s Common Stock and Preferred Stock at an exchange ratio of 1 post-split share for 7 pre-split shares (1:7), up to 1 post-split share for 25 pre-split shares (1:25), or anywhere between those ratios, at the Board’s discretion (the “Reverse Stock Split”), and an amendment to the Company’s articles of incorporation to effect such Reverse Stock Split. As part of the Reverse Stock Split, the Board will not reduce its authorized common and preferred stock. As stated above, the holders of shares representing a majority of the voting securities of the Company have given their written consent to the Reverse Stock Split.

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Even though the Board will have discretion to select an exchange ratio of 1 for 7, up to 1 for 25, or anywhere between, upon effectiveness of the Reverse Stock Split, and assuming the Board elects to complete either a 1:7 or a 1:25 reverse stock split, (i) the number of shares of Common Stock issued and outstanding immediately prior thereto will be reduced from approximately 89,696,561 shares (assuming this number of shares, outstanding and issuable as of September 25, 2014, are outstanding immediately prior thereto) to approximately 12,813,794 shares of Common Stock or 3,587,862 shares of Common Stock respectively, (ii) proportionate adjustments will be made to the per-share exercise price and the number of shares covered by outstanding options and warrants, if any, to buy Common Stock, so that the total prices required to be paid to fully exercise each option and warrant before and after the Reverse Stock Split will be approximately equal, (iii) the number of shares of Series A Preferred Stock issued and outstanding immediately prior thereto will be reduced from 4,750,000 shares to 678,571 shares of Series A Preferred Stock or 190,000 shares of Series A Preferred Stock, respectively, and (iv) the number of shares of Series B Preferred Stock issued and outstanding immediately prior thereto will be reduced from 250,000 shares to 35,714 shares of Series B Preferred Stock or 10,000 shares of Series B Preferred Stock, respectively. Except for adjustments that may result from the treatment of fractional shares, which will be rounded up to the nearest whole number, each shareholder will beneficially hold the same percentage of Common Stock and Preferred Stock immediately following the Reverse Stock Split as such shareholder held immediately prior to the Reverse Stock Split.

Additionally, as part of the Reverse Stock Split, the number of authorized shares of common and preferred stock will not be reduced. The Reverse Stock Split will have the result of creating newly authorized shares of common stock and preferred stock. This increase in the authorized number of shares of common stock and preferred stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued common stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Management use of additional shares to resist or frustrate a third-party transaction favored by a majority of the independent stockholders would likely result in an above-market premium being paid in that transaction. Any such issuance of the additional shares of common stock or preferred stock would likely have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock and preferred stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the Reverse Stock Split be used as a type of antitakeover device. Any additional common stock and preferred stock, when issued, would have the same rights and preferences as the shares of common stock and preferred stock presently outstanding. Any additional common stock and preferred stock so authorized will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, conversion of Company debt into equity, stock options, or other corporate purposes. The Company has no other plans for the use of any additional shares of common stock and preferred stock. The Company does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulations.

The following table summarizes the effects of the Reverse Stock Split upon the Company’s outstanding common and preferred stock, assuming that (i) there are 89,696,561 shares of Common Stock, 4,750,000 shares of Series A Preferred Stock, and 250,000 shares of Series B Preferred Stock, outstanding immediately prior to the Reverse Stock Split, (ii) that the Board chooses a reverse stock split ratio of 1:7, 1:15, or 1:25, and (iii) our authorized common and preferred stock is not reduced.

Reverse Stock Split Ratio	Type of Stock		Number of Shares
No Split	Common Stock	Authorized	150,000,000
		Issued and Outstanding	89,696,561
		Authorized but Unissued	0
	Preferred Stock	Authorized	50,000,000
		Issued and Outstanding	5,000,000
		Authorized but Unissued	45,000,000
1:7	Common Stock	Authorized	150,000,000
		Issued and Outstanding	12,813,794
		Authorized but Unissued	137,186,206
	Preferred Stock	Authorized	50,000,000
		Issued and Outstanding	714,285
		Authorized but Unissued	49,285,715
1:15	Common Stock	Authorized	150,000,000
		Issued and Outstanding	5,979,771
		Authorized but Unissued	144,020,229
	Preferred Stock	Authorized	50,000,000
		Issued and Outstanding	333,334
		Authorized but Unissued	49,666,666
1:25	Common Stock	Authorized	150,000,000
		Issued and Outstanding	3,587,862
		Authorized but Unissued	146,412,138
	Preferred Stock	Authorized	50,000,000
		Issued and Outstanding	200,000
		Authorized but Unissued	49,800,000

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Reasons for the Reverse Stock Split

The Board believes that the increased market price of the Common Stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Board confirms this transaction will not be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Based upon the foregoing factors, the Board has determined that the Reverse Stock Split is in the best interests of the Company and its shareholders.

Effects of the Reverse Stock Split

Upon the effectiveness of the Reverse Stock Split, each Common Stock and Preferred Stock shareholder will beneficially own a reduced number of shares of Common Stock and Preferred Stock, respectively. The Reverse Stock Split will affect all of the Company’s common and preferred shareholders uniformly and will not affect any common or preferred shareholder’s percentage ownership interests, except to the extent that the Reverse Stock Split results in any of the shareholders owning a fractional share as described herein. The number of shareholders of record will also not be affected by the Reverse Stock Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our Common Stock and Preferred Stock as of September 25, 2014, of (i) each person known to us to beneficially own more than 5% of our stock, (ii) our directors, (iii) each named executive officer, and (iv) all directors and named executive officers as a group. As of September 25, 2014, there were a total of 89,696,561 shares of Common Stock issued and outstanding and issuable, 4,750,000 shares of Series A Preferred Stock issued and outstanding, and 250,000 shares of Series B Preferred Stock issued and outstanding. Each share of Common Stock has one vote; each share of Series A Preferred Stock has the equivalent of 10 votes of Common Stock; and each share of Series B Preferred Stock has the equivalent of 1,000 votes of Common Stock.

The column titled “Percentage Beneficially Owned” shows the percentage of voting stock beneficially owned by each listed party.

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The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire within sixty (60) days of September 25, 2014, through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity, and the address of each of the stockholders listed below is: c/o Green Innovations Ltd. 3208 Chiquita Blvd. S., Suite 216, Cape Coral, Florida 33914.

	Common Stock		Preferred Stock		All Stock
Name of Beneficial Owner	Number of Shares Owned (1)	Percentage Owned (1)	Number of Shares Owned (1)	Percentage Owned (1)	Number of Votes (1)	Percentage Owned (1)

Bruce Harmon (3)	7,211,111	7.9%	5,000,000	100%	304,711,111	78.3%
Jeffrey Thurgood (2)	402,000	0.4%	0	0%	402,000	0.1%
Sugiarto Kardiman (2)	300,000	0.3%	0	0%	300,000	0.1%
Charles Andrews (3)	180,000	0.2%	0	0%	180,000	0.0%

All officers and directors as a group (4 persons)	8,093,111	8.8%	5,000,000	100%	305,593,111	78.5%

 _______________

(1) Applicable percentage of ownership is based on 96,807,672 total shares comprised of our common stock (91,807,672, which includes 2,111,111 options for common stock) and preferred stock (5,000,000) outstanding (as defined below) as of September 25, 2014. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of stock options exercisable currently or within 60 days of September 25, 2014, are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Shares of our preferred stock are deemed outstanding and to be beneficially owned by the person holding such shares for purposes of computing such person’s percentage ownership. As of September 25, 2014, due to the super voting rights of the Series A Preferred Stock (10:1) and of the Series B Preferred Stock (1,000:1), the total number of votes is 389,307,672, which includes all voting securities and assumes all stock options are exercised.

(2) Officer.

(3) Director.

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ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

(2)	Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

You may request a copy of these filings, at no cost, by writing Green Innovations Ltd., at 3208 Chiquita Blvd. S., Suite 216, Cape Coral, Florida 33914, or telephoning the Company at (239) 829-4372. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,”is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 3208 Chiquita Blvd. S., Suite 216, Cape Coral, Florida 33914, or telephoning the Company at (239) 829-4372.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

/s/ Bruce Harmon
Chairman of the Board of Directors

Dated: October 20, 2014

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